UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A/A
Amendment No. 5
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
ADVOCAT INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	62-1559667

(State of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1621 Galleria Boulevard, Brentwood, TN	37027

(Address of Principal Executive Offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of Each Exchange on which
to be so registered	each class is to be registered

Preferred Stock Purchase Rights	The NASDAQ Stock Market, LLC
Securities to be registered pursuant to Section 12(g) of the Act:
None.

Item 1. Description of Registrant’s Securities to be Registered.
     Reference is hereby made to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission by Advocat, Inc. (the “Company”) on March 29, 1995, as amended by that certain Form 8-A/A filed by the Company on December 7, 1998, (the “Form 8-A”). The Form 8-A relates to the preferred share purchase rights (the “Rights”) of the Company and the Amended and Restated Rights Agreement dated as of December 7, 1998 (the “Rights Agreement”), by and between the Company and SunTrust Bank, as Rights Agent, incorporated herein by reference as indicated on Exhibit 1. The Form 8-A is incorporated herein by reference.
     Effective as of March 19, 2005, the Company’s Board of Directors approved and adopted an amendment to the Rights Agreement, dated as of March 19, 2005 (the “2005 Amendment”), a copy of which is attached hereto as Exhibit 2 and incorporated herein by reference. In the 2005 Amendment, the Company has decreased the Exercise Price of the Rights under the Rights Agreement to $15, extended the Expiration Date of the Rights under the Rights Agreement to March 20, 2010, and updated the notice provision for SunTrust Bank as the Rights Agent.
     The Company entered into a second amendment to the Rights Agreement, dated as of August 15, 2008 (the “Second Amendment”), a copy of which is attached hereto as Exhibit 3. In the Second Amendment, the Company has increased the Exercise Price of the Rights under the Rights Agreement to $50, has extended the Expiration Date of the Rights under the Rights Agreement to August 2, 2018, and has added a share exchange feature that provides the Company’s Board of Directors with the option of exchanging, in whole or in part, each Right (other than those of a hostile acquiring holder) for one share of the Company’s common stock.
     The Company entered into a third amendment to the Rights Agreement, dated as of August 14, 2009 (the “Third Amendment”), a copy of which is attached hereto as Exhibit 4. In the Third Amendment, the Company has amended the definition of “Acquiring Person” to be such person that acquires 20% or more of the shares of Common Stock of the Company.
     The foregoing discussion does not purport to be complete and is qualified in its entirety by reference to the attached exhibits.
Item 2. Exhibits

Exhibit 1.	Amended and Restated Rights Agreement, dated as of December 7, 1998, between Advocat, Inc. and SunTrust Bank, filed with the Company’s Registration Statement on Form 8-A/A filed on December 7, 1998, and incorporated herein by reference.

Exhibit 2.	Amendment No. 1 to the Amended and Restated Rights Agreement dated March 19, 2005, by and between Advocat, Inc. and SunTrust Bank, as Rights Agent, filed with the Company’s Registration Statement on Form 8-A/A filed on March 24, 2005, and incorporated herein by reference.

Exhibit 3.	Second Amendment to the Amended and Restated Rights Agreement dated August 15, 2008, by and between Advocat, Inc. and ComputerShare Trust Company, N.A., as successor to SunTrust Bank, as Rights Agent, filed with the Company's Registration Statement on Form 8-A/A filed on August 19, 2008, and incorporated herein by reference.

Exhibit 4.	Third Amendment to the Amended and Restated Rights Agreement dated August 14, 2009, by and between Advocat, Inc. and ComputerShare Trust Company, N.A., as successor to SunTrust Bank, as Rights Agent.

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ADVOCAT, INC.
By:	/s/ L. Glynn Riddle, J.
L. Glynn Riddle, Jr.
Chief Financial Officer

Date: August 14, 2009

EXHIBIT INDEX

Number	Exhibit

1	Amended and Restated Rights Agreement, dated as of December 7, 1998, between Advocat, Inc. and SunTrust Bank, filed with the Company’s Registration Statement on Form 8-A/A filed on December 7, 1998, and incorporated herein by reference.

2	Amendment No. 1 to Amended and Restated Rights Agreement dated March 19, 2005, by and between Advocat, Inc. and SunTrust Bank, as Rights Agent, filed with the Company’s Registration Statement on Form 8-A/A filed on March 24, 2005, and incorporated herein by reference.

3	Second Amendment to Amended and Restated Rights Agreement dated August 15, 2008, by and between Advocat, Inc. and ComputerShare Trust Company, N.A., as successor to SunTrust Bank, as Rights Agent, filed with the Company’s Registration Statement on Form 8-A/A filed on August 19, 2008, and incorporated herein by reference.

4.	Third Amendment to the Amended and Restated Rights Agreement dated August 14, 2009, by and between Advocat, Inc. and ComputerShare Trust Company, N.A., as successor to SunTrust Bank, as Rights Agent.